Exhibit (g)(1)(xiii)

CUSTODY AGREEMENT (this “Agreement”) dated as of September 4, 2013, between AQR FUNDS, a Delaware statutory trust organized and existing under the laws of the state of Delaware having its principal office and place of business at Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830, on behalf of itself and on behalf of its AQR Style Premia Alternative Fund series (“Customer”), and JPMORGAN CHASE BANK, N. A., a national banking association (“Custodian”).

WHEREAS, Customer desires to retain and employ Custodian to act, and Custodian is willing to act, as Securities Intermediary and custodian for certain assets of Customer;

WHEREAS, capitalized terms used herein but not otherwise defined herein that are defined in the New York Uniform Commercial Code as in effect from time to time (the “NYUCC”) shall have the meanings given such terms in the NYUCC;

NOW, THEREFORE, Customer and Custodian hereby agree as follows:

1. ACCOUNT; REGISTRATION.

(a) Custodian shall open and maintain one or more custody accounts in the name of Customer and shall act pursuant to the terms of this Agreement. Each such account opened and maintained by Custodian shall be referred to herein as a “Custody Account”. Each deposit account in the name of Customer shall be referred to herein as a “Cash Account”. Custody Accounts and Cash Accounts are collectively referred to herein as “Accounts” and may be individually referred to herein as an “Account”. Custody Accounts are also referred to herein as “Securities Accounts” and may be individually referred to herein as a “Securities Account”.

(b) Custodian shall hold in each Account, subject to the provisions hereof, all cash, securities and other assets, acceptable to Custodian in its sole discretion, which are received by Custodian from Customer or others for such Account.

(c) Each Securities Account is an account to which Financial Assets are or may be credited, and all assets credited to a Securities Account shall be deemed to be Financial Assets under Article 8 of the NYUCC. Custodian shall indicate by book entry that such Financial Assets have been credited to a Securities Account. A “Financial Asset” means a security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a security, a security certificate, or securities entitlement. Financial Asset does not mean cash. Custodian will identify in its books that Financial Assets credited to Customer’s Securities Accounts belong to Customer (except as otherwise may be agreed by Custodian and Customer).

(d) Any and all securities and other non-cash assets credited to any Securities Account shall, as Custodian may in its sole discretion determine, either be registered in the name of Custodian or in the name of its nominee, or be credited to a “Securities Account” (in this instance, as such term is defined in the NYUCC) :

(i) that is maintained in the name of Custodian or its nominee at any Subcustodian employed by Custodian pursuant to Section 3 below or at any Federal Reserve Bank or other clearing corporation or agency, inside or outside the United States, which it is standard market practice to use for the comparison and settlement of trades in such securities or other assets; and

(ii) to which are credited only assets held by Custodian as Securities Intermediary, custodian, fiduciary or otherwise for customers.

(e) Custodian shall not be required to credit securities in physical form to any Securities Account until certificates representing such securities have been delivered to it, endorsed in blank and otherwise in good deliverable form. Custodian may combine certificates representing such securities with certificates of the same class and issue held by Custodian in other agency or fiduciary capacities, and may also deposit and keep such securities at any Federal Reserve Bank or other clearing corporation or agency, inside or outside the United

States, even though, when so deposited, such securities may be merged and held in bulk in the name of such Federal Reserve Bank or name of the nominee of such clearing corporation or agency with other securities deposited therein by Custodian or any other person, but the books and records of Custodian shall at all times show that all such securities are credited to such Account.

(f) Custodian is not authorized to disclose Customer’s name, address and securities positions in any Securities Account to the issuers of such securities when requested by them to do so.

(g) Any amount standing to the credit of any Cash Account is a debt due from Custodian, as banker, to Customer. All cash held in relation to the Custody Account will be deposited in one or more deposit accounts at Custodian or Custodian’s London branch office (“Custodian’s London Branch”). Any cash deposited with Custodian’s London Branch shall be payable exclusively by Custodian’s London Branch in the applicable currency, subject to compliance with applicable law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency. In the event that cash credited to the Cash Account in Custodian’s London Branch is in U.S. dollars, Custodian shall promptly transfer such cash to the Cash Account at Custodian in the United States. Any amounts credited by Custodian to any Cash Account on the basis of a notice or an interim credit from a third party may be reversed if Custodian does not receive final payment in a timely manner. Custodian will notify Customer promptly of any such reversal. For the avoidance of doubt, any cash generated from U.S. securities (i.e. dividends) will be deposited in a Cash Account at Custodian in the United States.

2. APPOINTMENT OF CUSTODIAN. Customer hereby appoints Custodian as Securities Intermediary and custodian to maintain the Accounts, and Custodian hereby accepts such appointment.

3. AGENTS. (a) Custodian is authorized under this Agreement to employ sub-custodians and may employ other suitable agents (“Subcustodian”), which may include affiliates of Custodian, such as J.P. Morgan Clearing Corp. (“JPMCC”) and J.P. Morgan Securities Inc. (“JPMSI”). The appointment of any agent pursuant to this Section 3 shall not relieve Custodian of any of its obligations or liabilities under this Agreement. For the avoidance of doubt, a Federal Reserve Bank maintaining a book-entry system, The Depository Trust Company and any other clearing corporation or agency (a “Securities Depository”) which it is or may become standard market practice to use for the comparison and settlement of trades in securities or other assets shall not be Subcustodians, agents or sub-contractors of Custodian for purposes of this Section 3 or otherwise. Additionally, any cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities Depository will be held in that manner and not part of the Cash Account

(b) To the extent permitted by Applicable Law or generally accepted market practice, Custodian will require each SubCustodian to identify in its own books that Financial Assets held at such Subcustodian by Custodian on behalf of its customers belong to Customers of Custodian, such that it is readily apparent that the Financial Assets do not belong to the Custodian or the SubCustodian. Custodian will exercise reasonable skill, care and diligence in the selection of any such Subcustodian and maintain an appropriate level of supervision over such Subcustodian and will make appropriate inquiries periodically to confirm that the obligations of such Subcustodian continue to be competently discharged. Anything herein to the contrary notwithstanding, Custodian will be liable only for direct loss or damage (subject to the limitations in Section 15 below) arising out of: (i) the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or wilful misconduct of such Subcustodian in the provision of custodial services by it; or (ii) the insolvency of any affiliated Subcustodian.

(c) Subject to Section 3 (b) and Custodian’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by Custodian in its oversight process, Custodian will not be responsible for any losses (whether direct or indirect) incurred by Customer that result from the insolvency of any Subcustodian which is not a branch or an affiliated Subcustodian.

(d) Custodian reserves the right to add, replace or remove Subcustodians. Custodian will give prompt notice of any such action, which will be advance notice if practicable. Upon request by Customer, Custodian will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

(e) Custodian may deposit Securities with, and hold Securities in any Securities Depository on such terms as such Securities Depository customarily operates and Customer will provide Custodian with such documentation or acknowledgements that Custodian may require to hold the Financial Assets in such Securities Depository. Any agreement Custodian enters into with a Subcustodian for holding Custodian’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. Custodian shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against Customer’s assets. Where a Subcustodian deposits Securities with a Securities Depository, Custodian will cause the Subcustodian to identify on its records as belonging to Custodian, as agent, the Securities shown on the Subcustodian’s account at such Securities Depository. This Section 3 (e) will not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.

(f) Custodian is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful default, or insolvency of a Securities Depository, Custodian will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but Custodian will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action. With respect to foreign Securities Depositories, Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Customer with an analysis of the custody risks associated with maintaining assets with the foreign Securities Depository in advance of any transfer of assets to such foreign Securities Depository, to the extent reasonably practical under the circumstances, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Customer or its investment adviser, if so directed by the Customer, of any material change in such risks.

(g) Custodian may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, credit rating, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although Custodian will use reasonable care in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

4. DELIVERY AND RECEIPT OF SECURITIES; PAYMENT FOR SECURITIES; ETC.

(a) Subject to Section 6 below, Custodian shall make deliveries of securities from Securities Accounts in accordance with Customer’s instructions; provided that (i) there are sufficient amounts and types of securities in the relevant Securities Account for Custodian to make such deliveries in accordance with Customer’s instructions; (ii) after the making of such deliveries, Customer would not be in violation of any margin or other requirements agreed upon pursuant to Section 4(f) below; and (iii) such instructions are completed in accordance with Custodian’s requirements from time to time as to content of instructions and their manner and timeliness of delivery by Customer.

(b) Subject to Section 6 below, Custodian shall make payments from the Cash Accounts in accordance with Customer’s instructions; provided that (i) there are sufficient funds in the relevant Cash Account, whether belonging to Customer or advanced by Custodian in its sole and absolute discretion as set forth in Section 4(f) below, for Custodian to make such payments; (ii) after the making of such payments, Customer would not be in violation of any margin or other requirements agreed upon pursuant to Section 4(f) below; and (iii) such instructions are completed in accordance with Custodian’s requirements from time to time as to content of instructions and their manner and timeliness of delivery by Customer.

(c) Custodian shall receive securities into the Securities Accounts and payments into the Cash Accounts, in each case, in accordance with Customer’s instructions; provided that such instructions are completed in accordance with Custodian’s requirements from time to time as to content of instructions and their manner and timeliness of delivery by Customer.

(d) When instructed by Customer to deliver securities against payment, Custodian shall be entitled, but only if in accordance with generally accepted market practice, to deliver such securities prior to actual receipt of final payment therefor and, exclusively in the case of securities in physical form, prior to receipt of payment therefor. In any such case, Customer shall bear the risk that final payment for such securities may not be made or that such securities may be returned or otherwise held or disposed of by or through the person to whom they were delivered, and Custodian shall have no liability for any of the foregoing.

(e) In its sole discretion and from time to time, Custodian may credit the relevant Cash Account, prior to actual receipt of final payment thereof, with (i) proceeds from the sale of securities which it has been instructed to deliver against payment; (ii) proceeds from the redemption of securities or other assets, and (iii) income from cash, securities or other assets in the Securities Account. Any such credit shall be conditional upon actual receipt by Custodian of final payment and may be reversed if final payment is not actually received in full. Custodian may, in its sole discretion and from time to time, permit Customer to use funds so credited to the Cash Account in anticipation of actual receipt of final payment. Any funds so used shall constitute an advance subject to Section 4(f) below.

(f) If a debit to any currency in the Cash Account results in a debit balance, then Custodian may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting if it is not practicable to refuse to settle the transaction causing the debit balance. If Custodian elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by Custodian from time to time for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Custodian makes similar overdrafts available from time to time. Custodian shall as promptly as practicable under the circumstances notify Customer when Customer has an overdraft or indebtedness bearing interest as provided in this Section 4(f) or whenever Custodian intends to charge such overdraft of indebtedness to the balance of Customer’s account. No prior action or course of dealing on Custodian’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Custodian for Custodian’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the applicable currency in the Account. To the extent practicable, Custodian will provide notice to Customer prior to reversing any transaction posting pursuant to clause (iii) above.

(g) For purposes of this Agreement, “final payment” means payment in funds which are (or have become) immediately available, under applicable law are irreversible, and are not subject to any security interest, levy, lien or other encumbrance.

5. SECURITY. As security for the payment of any present or future obligation or liability of any kind which Customer may have to Custodian with respect to or in connection with any Account or this Agreement, or which Customer may otherwise have to Custodian (or any of the Custodian’s affiliates in connection with any fund administration or transfer agency services) (collectively, the “Custodian Obligations”), Customer hereby pledges, hypothecates, assigns, transfers and sets over to Custodian each Account and all cash, securities and other property of every kind that are credited to such Account or otherwise held for Customer pursuant to this Agreement (collectively referred to herein as “Account Assets”), and hereby grants to Custodian a right of set-off against, and a first-priority, perfected security interest in and lien upon, all such cash, securities and other property. Without prejudice to Custodian’s rights under applicable law, regulation, judgment, order, decree or other ruling, Custodian may set off against any amount owing by Customer to Custodian or any of Custodian’s affiliates any amount in any currency standing to the credit of any of Customer’s accounts (whether deposit or otherwise) with any branch or office of Custodian, and, for this purpose, Custodian shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of relevant currencies.

6. INCOME PAYMENTS. Custodian shall receive for each Account any money or other assets, including payments of principal, dividends and interest, due and payable on or on account of the securities and other assets in each Account and shall promptly notify Customer when such are not timely received. Custodian shall not, however, be required to enforce collection, by legal means or otherwise, of any payments due and payable but not paid when due, but shall receive the proceeds of such collections as may be effected by it or its agents in the ordinary course of business.

7. PROXIES AND OTHER MATERIALS.

(a) Except as set forth in Section 7(b) below, or unless otherwise instructed by Customer, (i) Custodian shall promptly deliver to Customer all notices of meetings, proxy materials (other than proxies) and other announcements which it receives regarding securities held by it in each Securities Account, (ii) whenever Custodian or any of its agents receives a proxy with respect to securities in any Account, Custodian shall promptly request instructions from Customer on how such securities are to be voted, and shall give such proxy, or cause it to be given, in accordance with such instructions; and (iii) if Customer timely informs Custodian that Customer wishes to vote any such securities in person, Custodian shall promptly seek to have a legal proxy covering such securities issued to Customer. Unless otherwise instructed by Customer, and subject to Section 7(b), neither Custodian nor any of its agents shall exercise any voting rights with respect to securities held in any Securities Account.

(b) The services set forth in Section 7(a) above are only available with respect to securities issued and held in the U.S. market. Services are available in certain other markets, details of which and fee schedules for which are available from Custodian upon request. Such services shall be provided by Custodian in its sole discretion, shall be subject to a separate service agreement as well as additional documentation that may be required for certain markets, may be precluded or restricted under a variety of circumstances and do not include physical attendance at shareholder meetings.

(c) Unless otherwise instructed by Customer, Custodian shall promptly transmit to Customer all other written information received by Custodian from issuers of securities held in any Account. With respect to tender or exchange offers for securities held in any Securities Account or other corporate transactions involving such securities, Custodian shall promptly transmit to Customer all written information received by Custodian from issuers of such securities or from any party (or its agents) making any such tender or exchange offer or participating in such other corporate transaction. If Customer desires, with respect to any such tender or exchange offer or other corporate transaction, to take any action that may be taken by it pursuant to the terms of such offer or other transaction, Customer shall notify Custodian at least five business days prior to the date on which Custodian is to take such action.

8. RECORDS AND REPORTS. (a) Custodian shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions in each Account, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times and upon reasonable prior notice by any person designated by Customer. Custodian shall electronically furnish the Customer with a record of daily transactions (including a confirmation of each transfer of securities) and Custodian shall furnish to Customer a monthly statement of transactions (including a summary of transfers to and from the Accounts) and such other reports as shall be reasonably requested by Customer.

(b) Customer acknowledges that information available to it on-line with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. Custodian will not be liable for any loss or damage arising out of any such information accessed on-line that is updated or corrected in a timely manner as is practicable under the circumstances.

9. FEES AND TRANSACTION COSTS. In respect of each Custody Account, Customer shall pay Custodian such fees and charges as are set forth in the fee schedule annexed hereto as Schedule A, as such fee schedule may from time to time be revised by Custodian upon fourteen (14) days’ prior written notice to Customer. Any annual fee payable by Customer, and any transaction charges incurred by it, shall be paid monthly by automatic deduction from funds available therefor in each Account or, if there are no such funds, upon presentation of an invoice therefor. The annual fee shall be calculated on the basis of the total market value of the assets in any Account on the last business day of the month for which such fee is charged. Out-of-pocket expenses incurred by Custodian in the performance of its services hereunder, any and all taxes (including any interest and penalties with respect thereto) which may be levied or assessed under present or future laws upon or in respect of any Account or income thereof, and all other proper charges and disbursements of any Account, shall be charged to the applicable Account by Custodian and paid in the same manner as the annual fee referred to in this Section 9.

10. TERMINATION. (a) This Agreement may be terminated at any time by Customer or Custodian upon ninety (90) days’ written notice to the other party and Custodian shall have no further responsibility for any Account. The following shall survive termination of this Agreement: (a) the provisions of this Agreement with respect to customer obligations and actions or failures to take action relating to, arising in or with respect to the period prior to termination of this Agreement; (b) Section 5, thereby extending the right to any lien and security interest until such time as, in the discretion of Custodian, security for the repayment of customer obligations is no longer required; and (c) the indemnities under Section 14.

(b) Customer will provide Custodian with full details of the persons to whom Custodian must deliver Financial Assets within a reasonable period before the effective time of termination of this Agreement. If Customer fails to provide such details in a timely manner, Custodian shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets to a successor custodian, but Custodian may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that Custodian is unwilling to assume any related credit risk. Custodian will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets (and, accordingly, Custodian will be entitled to sell non-cash assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Custodian promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination.

11. CUSTOMER REPRESENTATIONS. Customer represents and warrants that as of the date hereof, and covenants that for so long as this Agreement is in effect that:

(a) Customer has and will have all necessary power and authority to perform its obligations hereunder and to borrow money (including short term or intraday borrowings in order to settle transactions prior to the receipt of covering funds), grant a lien as contemplated by Section 5, and to enter into foreign exchange transactions;

(b) the execution and delivery by Customer of this Agreement, and the performance by Customer of its obligations under this Agreement, have been and will be duly authorized by all necessary action, corporate or otherwise, and does not and will not violate any law, regulation, charter, by-law, or other instrument, restriction or provision applicable to it or by which it or any of its assets may be bound or affected;

(c) this Agreement constitutes and will constitute a legal, valid and binding obligation of Customer, enforceable against it in accordance with its terms; and

(d) as of the date hereof, none of Customer’s assets constitute, and at all times, none of Customer’s assets will constitute, directly or indirectly, plan assets subject to the fiduciary responsibility and prohibited transaction sections of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the prohibited transaction provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or any federal, state, local or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

12. AUTHORIZED PERSONS; INSTRUCTIONS. (a) Custodian may rely on and act in accordance with any notice, confirmation, instruction or other communication which is believed in good faith by Custodian to have been given or signed on behalf of Customer by one of the persons designated by Customer in Schedule B hereto (each such person and any of the persons referred to in Section 12(b) below, an “Authorized Person”), as it may from time to time be revised. Customer may revise Schedule B hereto at any time by notice in writing to Custodian given in accordance with Section 12(d) below, but no revision of Schedule B hereto shall be effective until Custodian acknowledges actual receipt of such notice.

(b) Custodian may also rely upon and act in accordance with any notice, confirmation, instruction or other communication which is believed in good faith by Custodian to have been given or signed by one of the persons designated from time to time by the investment advisers of Customer specified in Schedule C hereto (if any) as it may from time to time be revised. Customer may revise Schedule C hereto at any time by notice in writing to Custodian given in accordance with Section 12(d) below, and each investment adviser specified in Schedule C hereto (if any) may at any time by like notice designate an Authorized Person or remove an Authorized Person previously designated by it, but no revision of such Schedule C and no designation or removal by such investment manager shall be effective until Custodian acknowledges actual receipt of such notice.

(c) Custodian may rely on and act in accordance with instructions orally communicated; provided that such oral instructions are believed by it in good faith to have been given on behalf of Customer by an Authorized Person. If a written instruction confirming an oral instruction is not received by Custodian prior to a transaction, it shall in no way affect the validity of the transaction authorized by such oral instruction or the authorization of Custodian to effect such transaction. To the extent such oral instruction varies from any written confirming instruction, Custodian shall advise Customer of such variance but unless a confirming written instruction is timely received, such oral instruction shall govern. Notwithstanding the foregoing, nothing in this Section 12 (c) shall obligate Custodian to rely upon or act in accordance with any instructions that are orally communicated.

(d) Unless otherwise specified herein, all demands, notices, instructions, and other communications to be given hereunder shall be sent, delivered or given to the recipient at the address, or the relevant telephone number, set forth after its name herein below:

If to Customer:

AQR Style Premia Alternative Fund series

AQR Capital Management, LLC

Two Greenwich Plaza, 3rd Floor

Attention:    General Counsel

Telephone:  (203) 742-3605

Facsimile:   (203) 742-3105

If to Custodian:

JPMORGAN CHASE BANK, N. A.

14201 Dallas Parkway

13th Floor

Mail code: TX1-J165

Dallas, TX 75254

Attention:    Prime Custody Operations

Telephone:  (469) 477-1684

Facsimile:   (214) 261-3073

or at such other address or telephone number as either party shall have provided to the other by notice given in accordance with this Section 12(d).

(e) With the prior consent in writing of Custodian, Customer may give Remote Clearance Instructions (as defined herein below) and Bulk Input Instructions (as defined herein below) for the receipt, delivery or transfer of securities, provided that such Instructions are given in accordance with the procedures prescribed by Custodian from time to time as to content of instructions and their manner and timeliness of delivery by Customer. Custodian shall be entitled to conclusively assume that all Remote Clearance Instructions and Bulk Input Instructions have been given by an Authorized Person, and Custodian is hereby irrevocably authorized to act in accordance therewith. For purposes of this Agreement, “Remote Clearance Instructions” means instructions that are input directly via a remote terminal which is located on the premises of Customer, or of an investment adviser named in Schedule C hereto, and is linked to Custodian, and “Bulk Input Instructions” means instructions that are input by bulk input computer tape delivered to Custodian by messenger or transmitted to it via such transmission mechanism as Customer and Custodian shall from time to time agree upon.

13. RESPONSIBILITY OF CUSTODIAN. (a) Custodian shall have no duties or obligations whatsoever, except such duties and obligations as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against Custodian. Custodian shall have no discretion whatsoever with respect to the management, disposition or investment of any Account and is not a fiduciary to Customer or its equity holders, members, managers, partners, shareholders, or beneficiaries, as applicable.

(b) Without limiting the generality of Section 13(a) above, Customer agrees that Custodian provides no service in relation to, and therefore has no duty or responsibility to (i) question instructions from Customer or make any suggestions to Customer or an Authorized Person regarding such instructions, (ii) supervise or make recommendations with respect to investments or the retention of assets, (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security; or (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent, or other party to which Custodian is instructed to deliver any assets.

(c) Custodian shall not be required to make any payments on behalf of Customer to Customer’s equity holders, members, managers, partners, shareholders, or beneficiaries, as applicable, and Custodian’s sole obligation with respect to the payment of distributions and other amounts to Customer’s equity holders, members, managers, partners, shareholders, or beneficiaries, as applicable, shall be, upon instructions from Customer, to transfer, from funds available in any Account for such purpose, to such bank (other than Custodian) as Customer may designate in such instructions the aggregate amount of such distributions or other amounts specified in such instructions.

(d) In providing Customer with an estimated price or indicative valuation, Custodian is not undertaking to render investment advice, manage money, act as a fiduciary with respect to the Accounts, or place a bid for any security or derivatives transaction. Such estimated prices and indicative valuation may have been obtained from third party sources Custodian believes to be reliable. Custodian expressly disclaims any responsibility for (and Customer agrees to hold Custodian harmless for any loss in respect of) any use to which Customer puts an estimated price or indicative valuation and, by accepting it, Customer hereby agrees that Customer will not provide it (or any part thereof) to any third parties without Custodian’s prior written consent.

The estimated price or indicative valuation may differ significantly from prices at which securities or derivatives transactions could be or could have been purchased or sold in any market or to or from any person or the prices at which Custodian or any other person would be willing to enter into, terminate, unwind or assign the relevant derivatives transactions. The disclaimers contained in this Section 13 (d) are in addition to those contained in any account statement or in any agreement with Custodian or any affiliate of Custodian to which you are a party.

(e) A copy of the Custodian’s books and records pertaining to the Customer shall be given to the Customer promptly upon request; provided however, that Customer shall cover the costs of Custodian’s providing Customer with such copy. Such books and records shall be prepared and maintained as required by the Investment Company Act of 1940 and the rules thereunder and the other applicable securities laws and regulations. The Customer, or its authorized representatives, shall have access to such books and records during Custodian’s normal business hours.

(f) It is understood that Custodian is authorized to supply any information regarding the Accounts which is required by any law, regulation or rule now or hereafter in effect. Custodian shall provide the Customer SSAE 16 reports (or such other applicable standard determined by Custodian for similarly situated customers), or for periods ending before June 15, 2011, SAS 70 reports, on Custodian’s own system of internal accounting control that the Customer may reasonably request and the Custodian is permitted to supply in accordance with applicable law from time to time.

(g) Custodian shall provide its standard sub-certification as required under the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated thereunder, with respect to its capacity as custodian.

14. STANDARD OF LIABILITY; INDEMNITY. (a) Custodian shall be held to the exercise of reasonable care in carrying out its obligations under this Agreement, and shall be without liability to Customer for any loss, damage, cost, expense (including attorneys’ fees and disbursements), or claim which does not arise from willful misfeasance, bad faith or negligence on the part of Custodian. Custodian shall be entitled to rely on and may act upon advice of counsel in all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. In no event shall Custodian be liable for special or consequential damages, even if Custodian has been advised of the possibility of such damages, or be liable in any manner whatsoever for any action taken or omitted upon instructions from Customer or any agent of Customer.

(b) Customer shall indemnify and hold harmless Custodian and any nominee of Custodian from and against any loss, damage, cost, expense (including reasonable attorneys’ fees and disbursements), liability or claim arising directly or indirectly (i) from the fact that securities in any Account are registered in the name of such nominee, (ii) from any action or inaction by Custodian upon instructions from Customer or any agent of Customer, or (iii) generally, from the performance of its obligations under this Agreement; provided that Custodian shall not be indemnified and held harmless from and against any such loss, damage, cost, expense, liability or claim arising from Custodian’s willful misfeasance, bad faith or negligence.

(c) Custodian shall indemnify and hold harmless Customer from and against any loss, damage, cost, expense (including reasonable attorneys’ fees), liability or claim which arises under the Agreement solely from willful misfeasance, bad faith or negligence on the part of Custodian; provided however, that foregoing indemnity shall in no event require that Custodian be liable or indemnify for consequential, incidental, special or indirect damages incurred by any person, even if Custodian has been advised of the possibility of such damages (other than when Customer provided Custodian sufficient details of the potential indirect or consequential damages for Custodian to reasonably ascertain what actions should or should not be undertaken to avoid such damages, along with a reasonable estimate of such potential damages, and Custodian knowingly engaged in willful misconduct to cause such damages despite such prior notice by Customer). In all events, Customer agrees that it has an affirmative duty to mitigate (whenever practicably possible and not in violation of any of Customer’s regulatory or legal obligations or constraints) any such loss, damage, cost, expense, liability or claim referenced in the previous sentence. This indemnity shall be continuing obligation of

Custodian, its successors and assigns, notwithstanding the termination of this Agreement. Custodian shall be entitled to rely on and may act upon advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer) and will not be liable to Customer under this Agreement for any reasonable action taken or omitted pursuant to such advice, provided that Custodian provides written notification to Customer as promptly as promptly as practicable under the circumstances in advance of acting on the advice or opinion of any professional adviser when such advice or opinion is inconsistent with the terms of this Agreement or other instructions or procedures provided by the Customer. Customer’s professional advisers shall have no obligation to consult with or provide advice to Custodian. Any consultation by Custodian with counsel or other professional advisers shall be at its own cost. Custodian need not act upon instructions which it reasonable believes to be contrary to applicable law or generally accepted market practice, but Custodian shall be under no duty to investigate whether any instructions comply with applicable law or generally accepted market practice. In the event Custodian does not act upon such instructions, Custodian will notify Customer without undue delay.

(d) Custodian will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time meet reasonable commercial standards. Custodian will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur that is caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of Custodian or its employees), malfunction of equipment or software, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any other cause beyond the control of Custodian (including, without limitation, the non-availability of appropriate foreign exchange.

15. POTENTIAL CONFLICTS. Customer hereby authorizes Custodian to act under this Agreement notwithstanding that: (i) Custodian or any of its divisions, branches or affiliates may have a material interest in transactions entered into by Customer with respect to the Account or that circumstances are such that Custodian may have a potential conflict of duty or interest, including the fact that Custodian or its affiliates may act as a market maker in the assets to which Customer instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of such assets; or earn profits from any of the activities listed herein and (ii) Custodian or any of its divisions, branches or affiliates may be in possession of information tending to show that the instructions received from Customer may not be in the best interests of Customer. Custodian is not under any duty to disclose any such information.

16. TAX OBLIGATIONS. (a) Customer will pay or reimburse Custodian, and confirms that Custodian is authorized to deduct from any cash received or credited to the Accounts any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer’s Accounts.

(b) Customer will provide to Custodian such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Custodian immediately if any information requires updating or correcting. Custodian provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party, (ii) provision to Custodian or a third party of inaccurate or misleading information by Customer or any third party, (iii) the withholding of material information by Customer or any third party, or (iv) as a result of any delay by any revenue authority or any other cause beyond Custodian’s control.

(c) If Custodian does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of securities or other assets (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

(d) Customer will be responsible in all events for the timely payment of all taxes relating to the assets in the Securities Account, provided, however, that Custodian will be responsible for any penalty or additions to tax due solely as a result of Custodian’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Account.

17. FOREIGN EXCHANGE TRANSACTIONS. To facilitate the administration of Customer’s trading and investment activity, Custodian may, but will not be obliged to, enter into spot or forward foreign exchange contracts with Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through Custodian’s affiliates or subcustodians. Instructions, including standing instructions, may be issued by Customer with respect to such contracts, but Custodian may establish rules or limitations concerning any foreign exchange facility made available. In all cases where Custodian, its affiliates or subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Account, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

18. CONFIDENTIALITY. (a) Subject to Clause 18 (b) Custodian will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over the Custodian’s business, or with the consent of Customer. “Confidential Information” shall mean and includes all non public information concerning Customer or the Accounts which Custodian receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than Custodian’s breach of the terms of this Agreement or information which Custodian obtains on a non confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

(b) Customer authorizes Custodian to disclose Confidential Information to:

(i) any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person (provided that Custodian believes it is reasonably required in connection with Custodian’s provision of relevant services under this Agreement);

(ii) its professional advisors, auditors or public accountants;

(iii) its affiliates and branches (provided that Custodian believes it is reasonably required in connection with Custodian’s provision of relevant services under this Agreement or with Custodian’s compliance with any internal policies or procedures and Custodian has informed such affiliates or branches of the confidential nature of the Confidential Information), and

(iv) any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

(c) For the avoidance of doubt, Customer authorizes Custodian to disclose Confidential Information to the credit department of the Custodian and its affiliates.

(d) Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.

(d) This Section 18 shall be superseded by any corresponding terms and conditions that may be agreed upon by Custodian in the Global Custody Agreement with the other AQR Funds series.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof. Custodian’s jurisdiction as Securities Intermediary shall be, for purposes of the NYUCC, the State of New York.

20. NO WAIVER. No failure by either party hereto to exercise, and no delay by such party in exercising, any right hereunder shall operate as a waiver thereof. The exercise by either party hereto of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein are cumulative and not exclusive of any remedies provided at law or in equity.

21. AMENDMENTS. This Agreement cannot be changed orally, and, except as otherwise provided herein with respect to the Schedules attached hereto, no amendment to this Agreement shall be effective unless evidenced by an instrument in writing executed by the parties hereto.

22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

23. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

24. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party hereto (which consent will not be unreasonably withheld or delayed). Any purported assignment in violation of this Section 24 shall be void.

25. JURISDICTION. Any suit, action or proceeding with respect to this Agreement may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding, and hereby waive for such purpose any other preferential jurisdiction by reason of their present or future domicile or otherwise. Each of the parties hereto hereby waives its right to trial by jury in any action, suit or proceeding with respect to this Agreement.

26. PATRIOT ACT. Custodian is committed to complying with United States statutory and regulatory requirements designed to combat money laundering and terrorist financing. The USA Patriot Act requires that all financial institutions obtain certain identification documents or other information in order to comply with their customer identification procedures. Until Customer provides the required information or documents requested by Custodian in this regard, Custodian may not be able to open an account for Customer.

27. INFORMATION CONCERNING DEPOSITS AT CUSTODIAN’S LONDON BRANCH. Under U.S. federal law, deposit accounts that Customer maintains in Custodian’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of Custodian’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks. However, the Financial Services Compensation Scheme (the “FSCS”) was created under the Financial Services and Markets Act 2000. The terms of the FSCS offer protection in connection with deposits and investments in the event that persons to whom Custodian’s London Branch provides services suffer a financial loss as a direct consequence of Custodian’s London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, Customer may have a right to claim compensation from the FSCS. Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is £48,000 and in relation to deposits is £31,700. A detailed description of the FSCS (including information on how to make a claim, eligibility criteria and the procedures involved) is available from the FSCS, which can be contacted at 7th Floor, Lloyds Chambers, Portsoken Street, London, E1 8BN.

28. HEADINGS. The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

29. NO THIRD PARTY BENEFICIARES. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its representative thereunto duly authorized, as of the day and year first above written.

CUSTOMER:

AQR FUNDS ACTING SOLELY ON BEHALF OF ITSELF AND ON BEHALF OF ITS AQR STYLE PREMIA ALTERNATIVE FUND SERIES

By	/s/ Nicole DonVito
Name: Nicole DonVito
Title: Vice President

CUSTODIAN:

JPMORGAN CHASE BANK, N. A.

By:	/s/ Sophie Jelleff
Name: Sophie Jelleff
Title: Executive Director

SCHEDULE B

Custody Services Fees

Fees and Charges

AQR (“Customer”) shall pay J.P. Morgan Chase Bank, N.A. (“Custodian”) a fee in the amount obtained by applying the per annum percentage rate to the aggregate value of the assets consisting of Securities and Cash in the custody accounts as follows:

U.S. Securities Custody Fees

AUC	Fee (in bps)
Assets under custody	bps
Transactions – Book Entry – DTC & FBE	per transaction
Transactions – Physical/Private Placement	per transaction

Non U.S. Securities Custody Fees

Countries	Safekeeping & Administration Fees In Basis Points	Transactions (Buys & Sells, Receive /Deliver Free) In USD per transaction
Australia	bps	per transaction
Austria	bps	per transaction
Belgium	bps	per transaction
Brazil	bps	per transaction
Canada	bps	per transaction
Chile	bps	per transaction
China	bps	per transaction
Denmark	bps	per transaction
Euroclear	bps	per transaction
Finland	bps	per transaction
France	bps	per transaction
Germany	bps	per transaction
Hong Kong	bps	per transaction
Indonesia	bps	per transaction
Israel	bps	per transaction
Italy	bps	per transaction

Countries	Safekeeping & Administration Fees In Basis Points	Transactions (Buys & Sells, Receive / Deliver Free) In USD per transaction
Japan	bps	per transaction
Korea	bps	per transaction
Malaysia	bps	per transaction
Mexico	bps	per transaction
Netherlands	bps	per transaction
New Zealand	bps	per transaction
Norway	bps	per transaction
Poland	bps	per transaction
Portugal	bps	per transaction
Russia	bps	per transaction
Singapore	bps	per transaction
South Africa	bps	per transaction
Spain	bps	per transaction
Sweden	bps	per transaction
Switzerland	bps	per transaction
Taiwan	bps	per transaction
Thailand	bps	per transaction
Turkey	bps	per transaction
United Kingdom	bps	per transaction
United States	bps	per transaction

Other Fees	Fee (in dollars)
• Wires	per transaction
• Check processed	per item
• Manual Instruction Surcharge (in addition to transaction charge)	per transaction*
• Manual Corporate Action Instruction (in addition to transaction charge)	per transaction*

*

Customer and its investment managers (if applicable) will instruct Custodian of all securities transactions (including receives/delivers vs. payment and free, securities loans, repurchase agreements, redemptions and corporate actions) and other account activity in a mutually agreed electronic format that enables straight-through processing (STP), using Custodian’s proprietary systems, SWIFT messages, direct electronic transmissions or other means deemed acceptable by Custodian. Trade instructions that require manual input will incur a surcharge of         . Transaction charges are applied during the current monthly billing period.

Global Proxy Voting Service Fees

Tier A markets - where the execution process does not involve share blocking, re-registration, disclosure or specific voting Power of Attorneys	per Vote Executed per Fund

Tier B markets - requires share blocking / earmarking (post vote reconciliation)	per Vote Executed per Fund

Tier C markets – requires re-registration, specific voting disclosure and specific proxy voting power of attorney	per Vote Executed per Fund

Tier A Markets

Australia	Indonesia	New Zealand	Taiwan

Bahrain	Ireland	Pakistan	Thailand

Bangladesh	Israel	Philippines	Tunisia

Bermuda	Jamaica	Russia	United Kingdom

Canada	Japan	Singapore	United States*

Chile	Jordan	Slovakia	Venezuela

China	Malaysia	South Africa	Vietnam

Colombia	Malta	South Korea

Hong Kong	Mauritius	Spain

India	Mexico	SriLanka	*No charge when client votes directly through Broadridge

Tier B Markets		Tier C Markets

Austria	Germany	Argentina	Norway

Belgium	Greece	Brazil	Peru

Croatia	Hungary	Cyprus	Poland

Czech Republic	Italy	Denmark	Sweden

Ecuador	Lebanon	Egypt	Switzerland

Euroclear	Netherlands	Finland	Turkey

France	Portugal	Iceland	All Other

Notes to Schedule

Custodian may make reasonable changes to the fee schedule should 1) the investment portfolio or trading activity differ significantly from assumptions used to develop the proposal, 2) service requirements change or 3) the use of other Custodian products is discontinued or altered in any material way.

Fees for additional services and markets added while this fee schedule is in effect will be assessed at Custodian’s standard prices unless an alternative pricing arrangement is agreed upon in advance.

All annual fees, including ad valorem (basis point) fees, will be pro-rated based on the number of months included in the billing period.

Ad valorem safekeeping fees are applied to the market value of assets held at the end of the billing period (end of the month). Safekeeping fees are the basis points per annum, calculated on a monthly basis.

Overdrafts will be assessed at the Daily Effective Fed Funds rate +     bps.

A service charge may apply for securities or other property sold by private placement or in other ways in excess of those ordinarily required for holding publicly traded securities.

Custodian will recover applicable out-of-pocket and/or pass-through expenses incurred in the course of delivering contracted services for Customer by direct debit from the relevant accounts and presenting an invoice each billing period. Such expenses may include but are not limited to: stamp duty, scrip and re-registration fees, courier fees, and SAS 70 / FRAG 21 reporting.

Any customized technology projects required to meet Customer’s specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to Customer based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is negotiated between Customer and Custodian.

Client reporting requirements that cannot be satisfied through the standard report availability on Morcom will be billed to the client per the Morcom fee schedule. Other customized technology projects required to meet client specific requirements will be based on time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is negotiated with Custodian.

Signatures of Authorized Persons

Set forth below are the names and specimen signatures of the persons authorized by AQR FUNDS on behalf of itself and on behalf of its AQR Style Premia Alternative Fund series to give instructions both oral and written to Custodian.

NAME	SIGNATURE

SCHEDULE D

Investment Advisers